Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-58205, 333-58209 and 333-120216) of Covansys Corporation of our report dated March 11, 2005, except as to Note 17, which is as of March 8, 2006 relating to the financial statements, which appears in this Form 10-K.
PricewaterhouseCoopers LLP
Detroit, Michigan
March 7, 2007